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                                                                     EXHIBIT 5.2

              [LETTERHEAD OF MILBANK, TWEED, HADLEY & MCCLOY LLP]

                                October 3, 2000


ASAT, Inc.
46335 Landing Parkway
Fremont, California 94338


          Re: Registration Statement on Form S-4/F-4 Offer to Exchange all
              Outstanding 12.5% Senior Notes due 2006 for Registered Senior Notes due 2006

Ladies and Gentlemen,

     We are providing this opinion in connection with the filing by ASAT (Finance) Limited (the "Issuer"), a Delaware corporation, of a Registration Statement on Form S-4/F-4, Registration No. 333-11292 (the "Registration Statement"), with the United States Securities and Exchange Commission (the "Commission") for the purpose of registering under the United States Securities Act of 1933, as amended, up to US$155,000,000 12.5% Senior Notes (the "Exchange Notes") and the guarantees thereunder (defined below) and soliciting the consent of the holders of the outstanding 12.5% Senior Notes due 2006 to amend the Indenture (as defined below). The Exchange Offer Notes are to be issued in exchange for an equal aggregate principal amount of the Issuer's outstanding 12.5% Senior Notes due 2006 pursuant to the Registration Rights Agreement (the "Registration Rights Agreement") dated as of October 29, 1999 among the Issuer, and ASAT Holdings Limited, ASAT, Inc. (the "Company"), ASAT Limited ("ASAT"), ASAT (Cayman) Limited, and Timerson Limited (collectively, the "Guarantors"), and Donaldson, Lufkin & Jenrette Securities Corporation and Chase Securities Inc. (together, the "Initial Purchasers"). The Exchange Offer Notes are to be issued pursuant to the Indenture dated as of October 29, 1999 (the "Indenture") among the Issuer, the Guarantors and The Chase Manhattan Bank, as trustee, filed as Exhibit 4.2 to the Registration Statement. The Exchange Offer Notes are guaranteed (the "Guarantee") by the Company and the other Guarantors under
Section 11 of the Indenture.
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     In rendering the opinions expressed below, we have examined originals, or copies certified to our satisfaction, of such documents, corporate records of the Company and such other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. As to various questions of fact material to such opinions, we have relied upon certifications by public officials and of officers or other appropriate representatives of the Company and representations and warranties made in or pursuant to the Indenture by the parties thereto as to matters of fact.

     In rendering the opinions expressed below, we have assumed, without independent verification, that (a) the signatures of person signing all documents in connection with this opinion is rendered are genuine and authorized; (b) all documents submitted to us as originals or duplicate originals are authentic; and (c) all documents submitted to us as copies, whether certified or not, conform to original documents and such originals are authentic.

     Based upon and subject to the foregoing and subject also to comments and qualifications set for below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

     1. The Indenture has been duly authorized, executed and delivered by the Company. The Indenture constitutes a legal, valid and binding instrument enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors' rights generally and except as the enforceability of the Indenture is subject to the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity), including without limitation (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, (ii) rights to indemnification and contribution thereunder and the provisions of Section 4.15 of the Indenture may be limited under applicable law.

     2. The Exchange Offer Notes have been duly authorized by the Company and when the Exchange Offer Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the outstanding 12.5% Senior Notes due 2006 in accordance with the terms of the Indenture, and the Guarantee of the Exchange Notes will constitute valid and binding obligation of the Guarantor, in either case enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors' rights generally and except as the enforceability of the Guarantee is subject to the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity), including without limitation the possible unavailability of specific performance, injunctive relief or any other equitable remedy.

                                         Very truly yours,

                                         /s/ Milbank, Tweed, Hadley & McCloy LLF
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We express no opinion herein other than as to matters of California law.  We have, with your permission, and without having made any independent investigation with respect thereto, assumed the correctness of the opinions of
(1) Maples & Calder as to all matters of the law of the Cayman Islands, and (2) Richards Butler as to all matters of the law of Hong Kong.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus that is included in the Registration Statement.


                                       Very truly yours,

                                       /s/ Milbenk, Tweed, Hadley & McCloy LLP